Exhibit 21.1

Subsidiaries of Registrant

Name of undertaking	Country of registration
GW Pharma Limited	England and Wales
GW Research Limited	England and Wales
Greenwich Biosciences, Inc.	United States
GWP Trustee Company Limited	England and Wales
GW Pharmaceuticals Australia Pty. Limited	Australia
GW UK Services Limited GW Global Services (International) Limited	England and Wales England and Wales
G-Pharm Limited	England and Wales
GW Pharma (Germany) GmbH	Germany
GW Pharma (Italy) S.R.L. GW Pharma (Spain) S.A. GW Pharma (France) SARL	Italy Spain France
GW Pharma (International) B.V.	Netherlands